EXHIBIT 16

October 12, 2005

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for NT Holding Corp. (“NT”). On October 12, 2005, we were notified by NT that they have engaged new auditors. We have read NT’s statements included under Item 4 of its Form 8-K dated as of the date hereof and we agree with such statements. Madsen & Associates CPA’s, Inc. did not consult with other auditors regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

/s/ Richard E. Sellers, CPA for MADSEN & ASSOCIATES CPA’S, INC.

MADSEN & ASSOCIATES CPA’S, INC.